Exhibit 1

Pages 1 to 9 have been intentionally omitted

Rinker Group Limited Half Yearly Report

Half Year Ended 30 September 2003

Financial Report

Consolidated statement of financial performance

(A$ million unless indicated)	Half year ended 30 September 2003

Trading revenue - sale of goods	2,835.9
Cost of sales	(1,657.6)
Warehouse and distribution costs	(517.2)
Selling costs	(42.0)
Administration and other operating costs	(232.2)
Share of partnerships’ net profit	10.3
Share of associate companies’ net profit	3.9
Operating profit	401.1
Other revenue from ordinary activities	19.8
Other expenses from ordinary activities	(25.4)
Dividend income from others	0.1
Profit from ordinary activities before finance and income tax	395.6
Interest income	4.9
Borrowing costs	(46.6)
Profit from ordinary activities before income tax	353.9
Income tax expense relating to ordinary activities	(120.9)
Net profit	233.0
Net profit attributable to outside equity interests	(0.2)
Net profit attributable to members of Rinker Group Limited	232.8
Decrease in foreign currency translation reserve arising on translation of self-sustaining foreign operations	(215.2)
Adjustment to opening retained earnings on adoption of revised AASB 1028 “Employee Benefits”	(0.5)
Total revenue, expense and valuation adjustments attributable to members of Rinker Group Limited recognised directly in equity	(215.7)
Total change in equity not resulting from transactions with owners as owners	17.1

Reconciliation of retained profits
Retained profits at the beginning of the financial period	727.0
Net profit attributable to members of Rinker Group Limited	232.8
Adjustment to opening retained earnings on adoption of revised AASB 1028 “Employee Benefits”	(0.5)
Other adjustments to retained profits	0.6
Total available for appropriation	959.9
Dividends provided for or paid	(66.1)
Retained profits at the end of the financial period	893.8

(Australian cents per share)
Basic earnings per share and diluted earnings per share based on net profit attributable to members of Rinker Group Limited (a)	25 cents

(a)          Based on 944.7 million weighted average number of ordinary shares on issue during the half year ended 30 September 2003.

Notes to the financial statements are set out on pages 13 to 17.

Rinker Group Limited Half Yearly Report

Half Year Ended 30 September 2003

Financial Report

Consolidated statement of financial position

(A$ million)	As at 30 September 2003

Current assets
Cash assets	352.7
Receivables	822.3
Inventories	358.9
Other current assets	46.5

Total current assets	1,580.4

Non-current assets
Receivables	120.0
Inventories	68.4
Investments accounted for using the equity method	194.0
Other financial assets	16.8
Property, plant and equipment (net)	2,433.8
Intangibles (net)	1,274.0
Deferred income tax assets	95.3
Other non-current assets	63.3

Total non-current assets	4,265.6

Total assets	5,846.0

Current liabilities
Payables	557.0
Interest-bearing liabilities	14.8
Income tax liabilities	124.3
Provisions	132.4

Total current liabilities	828.5

Non-current liabilities
Payables	35.5
Interest-bearing liabilities	1,477.1
Deferred income tax liabilities	323.0
Provisions	100.3

Total non-current liabilities	1,935.9

Total liabilities	2,764.4

Net assets	3,081.6

Equity
Contributed equity	2,286.3
Reserves	(107.3)
Retained profits	893.8

Equity attributable to members of Rinker Group Limited	3,072.8

Outside equity interests in controlled entities	8.8

Total equity	3,081.6

Notes to the financial statements are set out on pages 13 to 17.

Rinker Group Limited Half Yearly Report

Half Year Ended 30 September 2003

Financial Report

Consolidated statement of cash flows

(A$ million)	Half year ended 30 September 2003

Cash flows from operating activities
Receipts from customers	2,863.0
Payments to suppliers and employees	(2,400.2)
Dividends and distributions from associate entities	1.4
Interest received	4.9
Income tax refunded	5.0

Net cash from operating activities	474.1

Cash flows from investing activities
Purchase of property, plant, equipment and other non-current assets	(158.1)
Proceeds from sale of property, plant, equipment and other non-current assets	10.2
Purchase of businesses net of cash acquired	(15.7)
Loans and receivables advanced to associates and other entities	(6.0)
Loans and receivables repaid	14.3

Net cash used in investing activities	(155.3)

Cash flows from financing activities
Net repayment of borrowings	(350.9)
Cash received from CSR Limited (a)	315.5
Dividends paid	(66.1)
Outside equity interest distributions	(0.7)
Proceeds from issue of shares	0.9
Interest and other finance costs paid	(39.0)

Net cash used in financing activities	(140.3)

Net increase in cash held	178.5
Net cash at beginning of the financial period	184.8
Effects of exchange rate changes	(10.6)

Net cash at 30 September 2003	352.7

Reconciliation of net cash

Cash balance comprises:

Cash assets	352.7

Net cash at 30 September 2003	352.7

Notes to the financial statements are set out on pages 13 to 17.

(a) As part of the demerger Rinker Group Limited received A$315.5 million from CSR Limited.

Financial Report

Notes to the Financial Statements

1. Accounting Policies

Basis of Preparation and Significant Accounting Policies

This Half Yearly Report is a general purpose financial report prepared in accordance with the Accounting Standard AASB 1029 “Interim Financial Reporting” and the Listing Rules of the Australian Stock Exchange Limited.  This report does not include all the notes of the type normally included in an annual financial report.

This report should be read in conjunction with the company’s last annual financial report (available at www.rinker.com.au).  The accounting standards, policies, estimation methods and measurement bases used in this report are the same as those used in the last annual financial report, except for the adoption of revised Accounting Standard AASB 1028 “Employee Benefits”.  That revised accounting standard requires employee provisions to be carried at rates determined using the anticipated salary and wage levels for each employee when the leave is to be taken rather than at current wage and salary rates.

The financial information shown in the last annual financial report (other than that shown in the summary pro-forma financial results), does not reflect the businesses that comprised Rinker Group Limited (“Rinker”) and its subsidiaries (together “the Rinker group”) on demerger.  This is because in anticipation of the demerger of Rinker from CSR Limited (“CSR”) (which occurred on 28 March 2003), a number of businesses were transferred between the Rinker group and CSR during the year ended 31 March 2003.  Although the Statement of Financial Performance and Statement of Cash Flows included in the last annual financial report reflects the entire year’s results of Rinker’s principal US subsidiary, Rinker Materials Corporation, they contain only partial results of the Australian Readymix business and, furthermore, contain partial results of certain businesses now owned by CSR.

Rounding

Rounding of amounts to nearest A$0.1 million.  Unless otherwise shown, the amounts have been rounded to the nearest tenth of a million dollars and are shown by ‘A$ million’. Rinker is a company of the kind referred to in Australian Securities and Investments Commission Class Order 98/100 issued 10 July 1998.

2. Segment information

(A$ million) Half Year Ended 30 September 2003	External revenue	Internal revenue	Total revenue(a)
Business segments
Rinker Materials Corporation
Aggregates	386.1	239.4	625.5
Cement	132.4	150.4	282.8
Concrete, concrete block, asphalt	1,065.7	—	1,065.7
Concrete pipe and products	350.7	—	350.7
Other	314.9	—	314.9
Eliminations	—	(389.8)	(389.8)
Total Rinker Materials Corporation	2,249.8	—	2,249.8
Readymix	606.0	—	606.0
Segment totals	2,855.8	—	2,855.8
Interest revenue	4.9	—	4.9
Total revenue	2,860.7	—	2,860.7

(a) Excludes net profit from associate entities

(A$ million) Half Year Ended 30 September 2003	Profit from ordinary activities before income tax	Income tax	Outside equity interests	Net profit attributable to members of Rinker Group Limited
Business segments
Rinker Materials Corporation
Aggregates	118.8	(40.1)	(0.1)	78.6
Cement	72.7	(26.3)	—	46.4
Concrete, concrete block, asphalt	83.2	(30.9)	(0.1)	52.2
Concrete pipe and products	53.0	(20.3)	—	32.7
Other	(7.5)	0.1	—	(7.4)
Total Rinker Materials Corporation	320.2	(117.5)	(0.2)	202.5
Readymix	81.3	(22.3)	—	59.0
Segment totals	401.5	(139.8)	(0.2)	261.5
Corporate	(5.9)	1.9	—	(4.0)
Group totals	395.6	(137.9)	(0.2)	257.5
Net finance	(41.7)	17.0	—	(24.7)
Consolidated Rinker Group Limited	353.9	(120.9)	(0.2)	232.8

(A$ million) As at 30 September 2003	Segment assets	Segment liabilities	Allocated tax assets & liabilties	Segment funds employed
Business segments
Rinker Materials Corporation
Aggregates	1,369.5	(112.1)	(100.2)	1,157.2
Cement	613.5	(37.8)	(41.7)	534.0
Concrete, concrete block, asphalt	1,253.3	(269.0)	(77.7)	906.6
Concrete pipe and products	673.8	(75.9)	(61.7)	536.2
Other	326.9	(144.9)	(13.0)	169.0
Eliminations	(45.7)	45.7	—	—
Total Rinker Materials Corporation	4,191.3	(594.0)	(294.3)	3,303.0
Readymix	1,164.9	(207.0)	(59.8)	898.1
Segment totals	5,356.2	(801.0)	(354.1)	4,201.1
Unallocated	4.9	(8.8)	2.1	(1.7)
Group totals	5,361.1	(809.8)	(352.0)	4,199.4
Net cash	352.7	—
Tax assets/liabilities	95.3	(447.3)
Net interest and finance receivables / payables	36.9	(15.4)
Interest-bearing liabilities	—	(1,491.9)
Consolidated	5,846.0	(2,764.4)

(A$ million) Half year Ended 30 September 2003	Investment accounted for using the equity method	Share of associate entities’ net profit	Depreciation & amortisation(b)	Capital expenditure
Business segments
Rinker Materials Corporation
Aggregates	9.0	2.1	52.3	34.6
Cement	—	—	16.4	2.6
Concrete, concrete block, asphalt	—	—	41.1	45.2
Concrete pipe and products	—	—	24.7	8.2
Other	—	—	17.8	8.5
Total Rinker Materials Corporation	9.0	2.1	152.3	99.1
Readymix	185.0	12.1	24.8	49.8
Consolidated	194.0	14.2	177.1	148.9

(A$ million) Half Year Ended 30 September 2003	Profit from ordinary activities before income tax	Total revenue(a)	Segment assets	Capital expenditure
Geographical segments
United States	320.2	2,249.8	4,191.3	99.1
Australia	76.0	576.8	1,134.8	46.4
China	5.3	29.2	30.1	3.4
Segment totals	401.5	2,855.8	5,356.2	148.9

(a) Excludes net profit from associate entities

(b) Other non cash expenses are immaterial

Products and Services

Rinker Materials Corporation: aggregates, cement, concrete, concrete block, asphalt, concrete pipe and other reinforced concrete products, building materials distribution and polyethylene pipe.

Readymix: aggregates, concrete, asphalt, cement, concrete pipe and other reinforced concrete products.

3. Net finance expense

(A$ million)	Half Year Ended 30 September 2003

Interest paid or payable on short-term debt	0.5
Interest paid or payable on long-term debt	42.4
Finance leases	0.1
Total interest expense	43.0
Add
• funding costs	3.8
• foreign exchange (gain)	(0.2)
Borrowing costs	46.6
Less interest income	(4.9)
Net finance expense	41.7

4. Income Tax

(A$ million)	Half Year Ended 30 September 2003

Reconciliation of income tax expense charged to the statement of financial performance with income tax calculated on profit from ordinary activities before income tax
Profit from ordinary activities before income tax	353.9

Income tax expense calculated at 30%	106.2
Increase (decrease) in income tax expense due to:
Overseas tax rate differential	21.8
Non-tax deductible depreciation and amortisation	10.1
Non-tax deductible other expenditure	1.5
Asset disposals and writedowns	3.1
Supplementary US depletion deductions	(7.1)
Prior year Asian tax losses recognised in current period	(1.7)
Equity accounted associates’ profit	(1.2)
Income tax refunded from prior years	(7.8)
Other items	(4.0)
Total income tax expense on profit from ordinary activities	120.9

Australian legislation allowing groups, comprising a parent entity and its Australian wholly-owned entities, to elect to consolidate and be treated as a single entity for income tax purposes was substantively enacted on 21 October 2002.  As at the date of this financial report the directors have not completed an assessment of the financial effect, if any, the legislation may have on the company, and accordingly, the directors have not made a decision to elect to be taxed as a single entity.

5. Contributed equity

	Ordinary Shares Fully paid (a)	Price	Share capital
		A$	A$ million

Particulars of shares issued during the year by Rinker Group Limited
On issue 31 March 2003	1,690		2,285.4
Issued to shareholders as a result of demerger(b)	944,668,106		—
Universal Share Plan (c)	324,700	5.80	0.9
Total movements during the year	944,992,806		0.9
On issue 30 September 2003 and 18 November 2003	944,994,496		2,286.3

(a)     Fully paid ordinary shares are listed on the Australian stock exchange, and carry one vote per share and the right to dividends.

(b)    On 28 March 2003, Rinker Group Limited demerged from CSR Limited.  On 11 April 2003, Rinker Group Limited issued the 944,668,106 shares arising on demerger to CSR Limited shareholders.

(c)     Fully paid ordinary shares were issued in August and September 2003 under the employee Universal Share Plan.  Shares cannot be sold by participants within three years of allotment, unless they finish their employment with the company.  Offers of fully paid shares were made to all eligible employees (2,602).  1,219 accepted the offer, subscribing for up to 150 shares and receiving the same number at no cost.

6. Net tangible assets per share

As at 30 September 2003
A$
Net tangible assets per share	1.91

7. Dividends

	Financial Year	Date paid / payable	Amount per share	Total amount
			(cents)	(A$ million)
Final dividend	2003	3 July 2003	7	66.1
Interim dividend	2004	15 December 2003	6	56.7

The final dividend in respect of ordinary shares for the year ended 31 March 2003 was declared on 20 May 2003.  Accordingly, this item was recognised during the half-year ended 30 September 2003.

On 18 November 2003, the Rinker Group Limited directors declared an interim dividend of six cents per share fully franked at the Australian Corporate Tax rate of 30%.  The interim dividend in respect of ordinary shares for the half year ended 30 September 2003 has not been recognised in this half yearly report because the interim dividend was declared subsequent to 30 September 2003.  This amount will be payable based on shares on issue at 28 November 2003 and is estimated to be A$56.7 million.

8. Associate entities

Aggregate share of profits (losses) of associate entities (A$ million)	Half Year Ended 30 September 2003

Profit from ordinary activities before income tax	15.9
Income tax expense	(1.7)
Aggregate share of profits (losses) on ordinary activities after income tax	14.2

Name of Entity	Ownership Interest As at 30 September 2003	Contribution to net profit Half Year Ended 30 September 2003
	%	A$ million

Associate Companies
Cement Australia Holdings Pty Limited (formerly Australian Cement Holdings Pty Limited) (a)	25%	2.6
Metromix Pty Limited	50%	1.3

Partnerships (including Joint Ventures)
Cement Australia Partnership (a)	25%	9.3
Granite Canyon Joint Venture	49%	2.1
Emoleum Partnership	50%	(1.0)
Immaterial Partnerships		(0.1)
Aggregate Share of Profits (Losses)		14.2

(a) On 1 June 2003, Rinker Group Limited’s 50% interest in its associated company, Australian Cement Holdings Pty Limited, was reduced to 25% after this business was merged with Queensland Cement Limited. The entity was then renamed Cement Australia Holdings Pty Ltd.  Rinker Group also has a 25% interest in the Cement Australia Partnership.  During the half year ended 30 September 2003, the group recorded its share of profit after tax of the associated company, Cement Australia Holdings Pty Limited (formerly Australian Cement Holdings Pty Limited), and its share of income from the Cement Australia Partnership.  Prior to the merger, Australian Cement Holdings Pty Limited repurchased preference shares held by Rinker in exchange for an $81.8 million loan.  At 30 September 2003, $69.2 million of the loan was receivable by Rinker.

9. Contingent Liabilities

(A$ million)	As at 30 September 2003

Contingent liabilities, capable of estimation:

Performance guarantees provided to third parties and other contingent liabilities	83.4

Readymix Holdings Pty Ltd acts as an authorised self-insurer in New South Wales, Victoria, South Australia, Western Australia and the Australian Capital Territory for workers’ compensation insurance, as does Rinker Materials Corporation and certain of its controlled entities in Arizona, California, Nevada, New Mexico, Oregon and Washington.  Adequate provision has been made for all known claims and probable future claims that can be reliably measured.

10. Subsequent Events

On 28 October 2003, trading in Rinker Group Limited American Depository Receipts commenced on the New York Stock Exchange.

On 18 November 2003, the directors declared an interim dividend of six cents per share, fully franked.  The total amount of the dividend is estimated to be $56.7 million and has not been provided for in the financial statements for the half year ended 30 September 2003.

Rinker Group Limited

ABN 53 003 433 118

Directors’ declaration

Declaration by directors on the financial statements and notes thereto set out on pages 10 to 17

The directors declare that the financial statements and notes thereto:

(a)                                  comply with Accounting Standards;

(b)                                 give a true and fair view of the financial position and performance of the consolidated entity;

(c)                                  are, in the directors’ opinion, in accordance with the Corporations Act 2001.

In the directors’ opinion, there are reasonable grounds to believe that the company will be able to pay its debts as and when they become due and payable.

Signed in accordance with a resolution of the directors made pursuant to s.303(5) of the Corporations Act 2001 on behalf of the directors.

John Morschel	David Clarke
Chairman	Managing Director

Sydney, 18 November 2003

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Additional Information

1. Unaudited Pro Forma Financial Information

The demerger of Rinker Group Limited  (“Rinker”) occurred on 28 March 2003.  In anticipation of Rinker Group Limited’s demerger from CSR Limited (“CSR”), a number of businesses were transferred between Rinker and CSR during the year ended 31 March 2003.

The results for the half year ended 30 September 2003 represent the actual results of Rinker and its subsidiaries (“the Rinker group”) for the period.  The results of the Rinker group as a statutory entity during the prior comparative period, the half year ended 30 September 2002, do not reflect the businesses that comprised the Rinker group on demerger.  In accordance with Australian Accounting Standard 1029 “Interim Financial Reporting”, the financial report does not include comparative financial information because Rinker was not a disclosing entity at 30 September 2002, as defined by the Corporations Act 2001.  Accordingly, unaudited pro forma financial information has been prepared for the half year ended 30 September 2002.  The directors believe it is meaningful to focus on the actual financial information for the period ended 30 September 2003, compared to the unaudited pro forma financial information.  This information is set out starting below.

Basis of Preparation of Unaudited Pro Forma Financial Information

The unaudited pro forma financial information for the half year ended 30 September 2002 was prepared on a carve-out basis and includes the statements of financial performance, net assets and cash flows of Rinker group companies’ United States businesses and of the Readymix businesses that were transferred to Rinker from CSR prior to the demerger. These financial statements have been prepared from historical accounting records of CSR and present all of the operations of the businesses as if Rinker had been a separate economic entity during the half year ended 30 September 2002.

The Combined Statement of Financial Performance for the half year ended 30 September 2002 includes general corporate overhead expenses related to corporate headquarters and common support divisions of CSR which have been estimated based on amounts previously incurred by CSR, less those amounts considered specific to the remaining businesses of CSR. Management believes this allocation basis is a reasonable reflection of the utilisation of services by Rinker. The allocated costs, while reasonable, may not necessarily be indicative of the costs that would have been incurred by Rinker if Rinker had performed these functions or received services as a stand-alone entity. Following the demerger, Rinker performed these functions using its own resources or purchased services and was responsible for the costs and expenses associated with the management of a public company.

During the half year ended 30 September 2002, Rinker Materials Corporation, a controlled entity of Rinker, held external debt. In addition, other financing was obtained through CSR or CSR Finance Limited, a 100% owned subsidiary of CSR. Other businesses, previously owned by CSR and now owned by Rinker were funded through equity contributions. The Combined Statement of Net Assets, therefore, includes all of the external debt and interest bearing intercompany debt, and the Combined Statement of Financial Performance includes the associated interest expense. The Combined Statement of Financial Performance does not include any interest expense on non-interest bearing intercompany debt.

Financial Information Expressed in United States Dollars

In addition to amounts reported in Australian dollars, United States dollar amounts or equivalent amounts have also been provided in respect of certain assets, liabilities, revenues and expenses.  These are shown starting on the next page as “Actual Unaudited” for the half year ended 30 September 2003 and “Unaudited Pro Forma” for the half year ended 30 September 2002.  The amounts reported in US$ have been taken directly from the US$ denominated financial statements of the relevant controlled or equity accounted entities. Where a currency other than the US$ is the functional currency, financial information has been translated into US$ using the following rates, which, for the combined statement of financial performance and combined statement of cash flows, represent the EBIT weighted average rates used to translate US$ amounts to A$ amounts in the Financial Report.  For the combined statement of net assets, financial information has been translated using the exchange rate at balance date.

	(A$ / US$)		(US$ / A$)
	2003	2002	2003	2002
Combined statement of financial performance and Combined statement of cash flows	0.6512	0.5513	1.5356	1.8139
Combined statement of net assets	0.6759	0.5442	1.4795	1.8376

Combined statement of financial performance Half Year Ended 30 September	Actual (A$ million) 2003	Unaudited Pro Forma (A$ million) 2002	Actual Unaudited (US$ million) 2003	Unaudited Pro Forma (US$ million) 2002

Trading revenue - sale of goods	2,835.9	2,542.7	1,847.8	1,401.8
Cost of sales	(1,657.6)	(1,495.0)	(1,080.1)	(824.0)
Warehouse and distribution costs	(517.2)	(443.6)	(337.0)	(244.5)
Selling costs	(42.0)	(49.7)	(27.3)	(27.4)
Administration and other operating costs	(232.2)	(217.1)	(151.0)	(119.6)
Share of partnership net income (loss)	10.3	(0.9)	6.7	(0.5)
Share of associate companies’ net profit	3.9	15.5	2.5	8.4
Operating profit	401.1	351.9	261.6	194.2
Other revenue from ordinary activities	19.8	67.5	12.9	37.3
Other expenses from ordinary activities	(25.4)	(48.1)	(17.0)	(26.7)
Dividend income from others	0.1	0.1	0.1	0.1
Profit from ordinary activities before finance and income tax	395.6	371.4	257.6	204.9
Interest income	4.9	0.4	3.2	0.2
Borrowing costs	(46.6)	(50.6)	(30.4)	(28.0)
Profit from ordinary activities before income tax	353.9	321.2	230.4	177.1
Income tax expense relating to ordinary activities	(120.9)	(115.0)	(78.5)	(63.4)
Net profit	233.0	206.2	151.9	113.7
Net profit attributable to outside equity interests	(0.2)	(2.1)	(0.1)	(1.2)
Net profit attributable to members of Rinker Group Limited	232.8	204.1	151.8	112.5

(A$ and US$ cents)
Basic and diluted earnings per share based on net profit attributable to members of Rinker Group Limited (a)	25 cents	22 cents	16 cents	12 cents

(a) Calculation based on 944.7 million shares.

The financial information above has been prepared on the basis set out on page 20.

Combined statement of net assets As at 30 September	Actual (A$ million) 2003	Unaudited Pro Forma (A$ million) 2002	Actual Unaudited (US$ million) 2003	Unaudited Pro Forma (US$ million) 2002

Current assets
Cash assets	352.7	64.3	238.4	35.0
Receivables	822.3	867.8	555.7	472.3
Inventories	358.9	420.1	242.6	228.6
Other current assets	46.5	32.7	31.4	17.8

Total current assets	1,580.4	1,384.9	1,068.1	753.7

Non-current assets
Receivables	120.0	20.3	81.1	11.0
Inventories	68.4	97.5	46.2	53.1
Investments accounted for using the equity method	194.0	186.3	131.1	101.4
Other financial assets	16.8	17.6	11.4	9.5
Property, plant and equipment (net)	2,433.8	2,896.3	1,645.0	1,576.2
Intangibles (net)	1,274.0	1,698.4	861.1	924.3
Deferred income tax assets	95.3	136.4	64.4	74.2
Other non-current assets	63.3	87.2	42.9	47.4

Total non-current assets	4,265.6	5,140.0	2,883.2	2,797.1

Total assets	5,846.0	6,524.9	3,951.3	3,550.8

Current liabilities
Payables	557.0	589.7	376.5	320.9
Interest-bearing liabilities	14.8	262.5	10.0	142.9
Income tax liabilities	124.3	122.7	84.0	66.8
Provisions	132.4	162.7	89.5	88.5

Total current liabilities	828.5	1,137.6	560.0	619.1

Non-current liabilities
Payables	35.5	40.3	24.0	21.9
Interest-bearing liabilities	1,477.1	2,195.0	998.4	1,194.5
Deferred income tax liabilities	323.0	362.4	218.3	197.2
Provisions	100.3	92.3	67.8	50.2

Total non-current liabilities	1,935.9	2,690.0	1,308.5	1,463.8

Total liabilities	2,764.4	3,827.6	1,868.5	2,082.9

Net assets	3,081.6	2,697.3	2,082.8	1,467.9

The financial information above has been prepared on the basis set out on page 20.

Combined statement of cash flows Half Year Ended 30 September	Actual (A$ million) 2003	Unaudited Pro Forma (A$ million) 2002	Actual Unaudited (US$ million) 2003	Unaudited Pro Forma (US$ million) 2002

Cash flows from operating activities
Receipts from customers	2,863.0	2,642.2	1,868.0	1,456.7
Payments to suppliers and employees	(2,400.2)	(2,250.0)	(1,559.4)	(1,241.4)
Dividends and distributions from associate entities	1.4	16.5	0.9	9.1
Interest received	4.9	0.6	3.2	0.3
Income tax refunded (paid)	5.0	(7.1)	3.2	(3.9)

Net cash from operating activities	474.1	402.2	315.9	220.8

Cash flows from investing activities
Purchase of property, plant, equipment and other non-current assets	(158.1)	(107.5)	(102.8)	(59.1)
Proceeds from sale of property, plant, equipment and other non-current assets	10.2	24.8	6.7	13.5
Purchase of businesses net of cash acquired	(15.7)	(962.6)	(11.1)	(524.0)
Proceeds from sale of interest in controlled entities and businesses	—	25.2	—	14.1
Loans and receivables advanced to associates and other enities	(6.0)	(1.5)	(4.1)	(0.8)
Loans and receivables repaid	14.3	1.7	9.5	1.0

Net cash used in investing activities	(155.3)	(1,019.9)	(101.8)	(555.3)

Cash flows from financing activities
Net (repayment of) proceeds from borrowings	(350.9)	684.5	(213.5)	371.2
Cash received from CSR Limited	315.5	11.5	194.0	6.3
Dividends paid	(66.1)	—	(43.1)	—
Outside equity interests distributions	(0.7)	(1.0)	(0.4)	(0.6)
Proceeds from issue of shares	0.9	—	0.6	—
Interest and other finance costs paid	(39.0)	(40.8)	(25.7)	(22.4)

Net cash (used in) from financing activities	(140.3)	654.2	(88.1)	354.5

Net increase in cash held	178.5	36.5	126.0	20.0
Net cash at beginning of the financial period	184.8	28.0	111.0	15.5
Effects of exchange rate changes	(10.6)	(0.2)	1.4	(0.5)

Net cash at 30 September	352.7	64.3	238.4	35.0

Reconciliation of net cash

Cash balance comprises:

Cash assets	352.7	64.3	238.4	35.0

Net cash at 30 September	352.7	64.3	238.4	35.0

The financial information above has been prepared on the basis set out on page 20.

Segmental Information

Total Revenue (a) Half Year Ended 30 September	Actual (A$ million) 2003	Unaudited Pro Forma (A$ million) 2002	Actual Unaudited (US$ million) 2003	Unaudited Pro Forma (US$ million) 2002
Rinker Materials Corporation
Aggregates	625.5	512.7	407.3	282.7
Cement	282.8	290.9	184.2	160.4
Concrete, concrete block, asphalt	1,065.7	751.8	695.0	414.5
Concrete pipe and products	350.7	462.2	228.4	254.8
Other	314.9	416.8	205.1	229.8
Eliminations	(389.8)	(356.9)	(253.8)	(196.8)
Total Rinker Materials Corporation	2,249.8	2,077.5	1,466.2	1,145.4
Readymix	606.0	532.8	394.6	293.7
Segment totals	2,855.8	2,610.3	1,860.8	1,439.1
Net finance	4.9	0.4	3.2	0.2
Combined Rinker Group Limited	2,860.7	2,610.7	1,864.0	1,439.3

(a) Excludes net profit from associate entities

Trading Revenue Half Year Ended 30 September	Actual (A$ million) 2003	Unaudited Pro Forma (A$ million) 2002	Actual Unaudited (US$ million) 2003	Unaudited Pro Forma (US$ million) 2002
Rinker Materials Corporation
Aggregates	622.6	508.1	405.8	280.1
Cement	282.6	290.0	184.0	159.9
Concrete, concrete block, asphalt	1,063.9	750.1	693.5	413.5
Concrete pipe and products	349.4	449.1	227.5	247.6
Other	314.5	386.4	204.9	213.0
Eliminations	(389.8)	(353.6)	(253.9)	(195.0)
Total Rinker Materials Corporation	2,243.2	2,030.1	1,461.8	1,119.1
Readymix	592.7	512.6	386.0	282.7
Segment totals	2,835.9	2,542.7	1,847.8	1,401.8
Net finance	—	—	—	—
Combined Rinker Group Limited	2,835.9	2,542.7	1,847.8	1,401.8

EBIT Margin (b) Half Year Ended 30 September	Actual 2003	Unaudited Pro Forma 2002
Rinker Materials Corporation
Aggregates	19.1%	20.2%
Cement	25.7%	26.1%
Concrete, concrete block, asphalt	7.8%	9.0%
Concrete pipe and products	15.2%	16.6%
Other	(2.4)%	—
Total Rinker Materials Corporation	14.3%	15.7%
Readymix	13.7%	11.4%
Segment totals	14.2%	14.9%
Corporate
Combined Rinker Group Limited	13.9%	14.6%

(b) EBIT Margin represents Profit from Ordinary Activities before Income Tax and Net Finance Expense divided by Trading Revenue.

EBITDA Half Year Ended 30 September	Actual (A$ million) 2003	Unaudited Pro Forma (A$ million) 2002	Actual Unaudited (US$ million) 2003	Unaudited Pro Forma (US$ million) 2002
Rinker Materials Corporation
Aggregates	171.1	149.5	111.6	82.4
Cement	89.1	94.1	58.0	51.9
Concrete, concrete block, asphalt	124.3	94.5	80.9	52.1
Concrete pipe and products	77.7	103.2	50.6	57.2
Other	10.3	22.6	6.6	12.6
Total Rinker Materials Corporation	472.5	463.9	307.7	256.2
Readymix	106.1	81.4	69.1	44.9
Segment totals	578.6	545.3	376.8	301.1
Corporate	(5.9)	(6.7)	(4.0)	(3.7)
Combined Rinker Group Limited	572.7	538.6	372.8	297.4

Products and Services

Rinker Materials Corporation: aggregates, cement, concrete, concrete block, asphalt, concrete pipe and other reinforced concrete products, building materials distribution and polyethylene pipe.

Readymix: aggregates, concrete, asphalt, cement, concrete pipe and other reinforced concrete products.

The financial information above has been prepared on the basis set out on page 20.

Profit From Ordinary Activities Before Income Tax Half Year Ended 30 September	Actual (A$ million) 2003	Unaudited Pro Forma (A$ million) 2002	Actual Unaudited (US$ million) 2003	Unaudited Pro Forma (US$ million) 2002
Rinker Materials Corporation
Aggregates	118.8	102.4	77.5	56.5
Cement	72.7	75.7	47.4	41.8
Concrete, concrete block, asphalt	83.2	67.2	54.1	37.0
Concrete pipe and products	53.0	74.7	34.5	41.2
Other	(7.5)	(0.5)	(5.0)	(0.2)
Total Rinker Materials Corporation	320.2	319.5	208.5	176.3
Readymix	81.3	58.6	52.9	32.3
Segment totals	401.5	378.1	261.4	208.6
Corporate	(5.9)	(6.7)	(3.8)	(3.7)
Group totals	395.6	371.4	257.6	204.9
Net finance	(41.7)	(50.2)	(27.2)	(27.8)
Combined Rinker Group Limited	353.9	321.2	230.4	177.1

Income Tax Half Year Ended 30 September	Actual (A$ million) 2003	Unaudited Pro Forma (A$ million) 2002	Actual Unaudited (US$ million) 2003	Unaudited Pro Forma (US$ million) 2002
Rinker Materials Corporation
Aggregates	(40.1)	(38.3)	(26.3)	(21.1)
Cement	(26.3)	(32.0)	(17.0)	(17.6)
Concrete, concrete block, asphalt	(30.9)	(25.3)	(19.9)	(13.9)
Concrete pipe and products	(20.3)	(29.0)	(13.2)	(16.0)
Other	0.1	(0.3)	0.1	(0.2)
Total Rinker Materials Corporation	(117.5)	(124.9)	(76.3)	(68.8)
Readymix	(22.3)	(11.8)	(14.5)	(6.5)
Segment totals	(139.8)	(136.7)	(90.8)	(75.3)
Corporate	1.9	2.0	1.1	1.1
Group totals	(137.9)	(134.7)	(89.7)	(74.2)
Net finance	17.0	19.7	11.2	10.8
Combined Rinker Group Limited	(120.9)	(115.0)	(78.5)	(63.4)

Outside Equity Interests Half Year Ended 30 September	Actual (A$ million) 2003	Unaudited Pro Forma (A$ million) 2002	Actual Unaudited (US$ million) 2003	Unaudited Pro Forma (US$ million) 2002
Rinker Materials Corporation
Aggregates	(0.1)	—	(0.1)	—
Cement	—	—	—	—
Concrete, concrete block, asphalt	(0.1)	—	—	—
Concrete pipe and products	—	—	—	—
Other	—	(1.5)	—	(0.9)
Total Rinker Materials Corporation	(0.2)	(1.5)	(0.1)	(0.9)
Readymix	—	(0.6)	—	(0.3)
Segment totals	(0.2)	(2.1)	(0.1)	(1.2)
Corporate	—	—	—	—
Group totals	(0.2)	(2.1)	(0.1)	(1.2)
Net finance	—	—	—	—
Combined Rinker Group Limited	(0.2)	(2.1)	(0.1)	(1.2)

Net Profit Attributable to Members of Rinker Group Limited Half Year Ended 30 September	Actual (A$ million) 2003	Unaudited Pro Forma (A$ million) 2002	Actual Unaudited (US$ million) 2003	Unaudited Pro Forma (US$ million) 2002
Rinker Materials Corporation
Aggregates	78.6	64.1	51.1	35.4
Cement	46.4	43.7	30.4	24.2
Concrete, concrete block, asphalt	52.2	41.9	34.2	23.1
Concrete pipe and products	32.7	45.7	21.3	25.2
Other	(7.4)	(2.3)	(4.9)	(1.3)
Total Rinker Materials Corporation	202.5	193.1	132.1	106.6
Readymix	59.0	46.2	38.4	25.5
Segment totals	261.5	239.3	170.5	132.1
Corporate	(4.0)	(4.7)	(2.7)	(2.6)
Group totals	257.5	234.6	167.8	129.5
Net finance	(24.7)	(30.5)	(16.0)	(17.0)
Combined Rinker Group Limited	232.8	204.1	151.8	112.5

The financial information above has been prepared on the basis set out on page 20.

Segment Assets As at 30 September	Actual (A$ million) 2003	Unaudited Pro Forma (A$ million) 2002	Actual Unaudited (US$ million) 2003	Unaudited Pro Forma (US$ million) 2002
Rinker Materials Corporation
Aggregates	1,369.5	1,715.5	925.6	933.5
Cement	613.5	784.3	414.7	426.8
Concrete, concrete block, asphalt	1,253.3	1,488.1	847.1	809.8
Concrete pipe and products	673.8	886.1	455.5	482.2
Other	326.9	537.8	220.9	292.8
Eliminations	(45.7)	(55.1)	(30.9)	(30.0)
Total Rinker Materials Corporation	4,191.3	5,356.7	2,832.9	2,915.1
Readymix	1,164.9	963.0	787.4	524.0
Segment totals	5,356.2	6,319.7	3,620.3	3,439.1
Unallocated	4.9	—	3.3	—
Group totals	5,361.1	6,319.7	3,623.6	3,439.1
Net cash	352.7	64.3	238.4	35.0
Tax assets	95.3	136.4	64.4	74.2
Interest and other finance receivables	36.9	4.5	24.9	2.5
Consolidated	5,846.0	6,524.9	3,951.3	3,550.8

Segment Liabilities As at 30 September	Actual (A$ million) 2003	Unaudited Pro Forma (A$ million) 2002	Actual Unaudited (US$ million) 2003	Unaudited Pro Forma (US$ million) 2002
Rinker Materials Corporation
Aggregates	(112.1)	(172.5)	(75.8)	(93.9)
Cement	(37.8)	(80.9)	(25.5)	(44.0)
Concrete, concrete block, asphalt	(269.0)	(175.7)	(181.9)	(95.6)
Concrete pipe and products	(75.9)	(78.5)	(51.3)	(42.7)
Other	(144.9)	(241.2)	(97.9)	(131.3)
Eliminations	45.7	55.1	30.9	30.0
Total Rinker Materials Corporation	(594.0)	(693.7)	(401.5)	(377.5)
Readymix	(207.0)	(176.2)	(139.9)	(95.8)
Segment totals	(801.0)	(869.9)	(541.4)	(473.3)
Unallocated	(8.8)	—	(6.0)	—
Group totals	(809.8)	(869.9)	(547.4)	(473.3)
Tax liabilities	(447.3)	(485.1)	(302.3)	(264.0)
Interest payable	(15.4)	(15.1)	(10.4)	(8.2)
Interest-bearing liabilities	(1,491.9)	(2,457.5)	(1,008.4)	(1,337.4)
Consolidated	(2,764.4)	(3,827.6)	(1,868.5)	(2,082.9)

Allocated Tax Assets/(Liabilities) As at 30 September	Actual (A$ million) 2003	Unaudited Pro Forma (A$ million) 2002	Actual Unaudited (US$ million) 2003	Unaudited Pro Forma (US$ million) 2002
Rinker Materials Corporation
Aggregates	(100.2)	(106.8)	(67.7)	(58.1)
Cement	(41.7)	(86.2)	(28.2)	(46.9)
Concrete, concrete block, asphalt	(77.7)	(110.3)	(52.5)	(60.0)
Concrete pipe and products	(61.7)	(75.6)	(41.7)	(41.2)
Other	(13.0)	72.2	(8.8)	39.3
Total Rinker Materials Corporation	(294.3)	(306.7)	(198.9)	(166.9)
Readymix	(59.8)	(42.0)	(40.5)	(22.9)
Segment totals	(354.1)	(348.7)	(239.4)	(189.8)

Segment Funds Employed As at 30 September	Actual (A$ million) 2003	Unaudited Pro Forma (A$ million) 2002	Actual Unaudited (US$ million) 2003	Unaudited Pro Forma (US$ million) 2002
Rinker Materials Corporation
Aggregates	1,157.2	1,436.2	782.1	781.5
Cement	534.0	617.2	361.0	335.9
Concrete, concrete block, asphalt	906.6	1,202.1	612.7	654.2
Concrete pipe and products	536.2	732.0	362.5	398.3
Other	169.0	368.8	114.2	200.8
Total Rinker Materials Corporation	3,303.0	4,356.3	2,232.5	2,370.7
Readymix	898.1	744.8	607.0	405.3
Segment totals	4,201.1	5,101.1	2,839.5	2,776.0

The financial information above has been prepared on the basis set out on page 20.

2. Dividend

An interim ordinary dividend was declared on 18 November 2003 and is payable on 15 December 2003.

Registrable transfers received by Rinker Group Limited’s external share registrar, Computershare Investor Services Pty Limited, on 28 November 2003 up to the times specified in the Listing Rules and SCH Business Rules will be registered before entitlements to the dividend are determined.

Share register:	Computershare Investor Services Pty Limited Level 3, 60 Carrington Street, Sydney, NSW 2000 Australia. GPO Box 7045, Sydney, NSW 2001 Australia.

Amount per share

Current half year:	6 cents (fully franked at 30% tax rate)

3. Rinker Group Limited financial dates

2003
18 November	Half year profit and interim dividend announced
24 November	Shares begin trading ex dividend
28 November	Record date for entitlement to interim dividend
15 December	Interim dividend paid, and half yearly report released

2004 (Indicative dates)
31 March	Year end
25 May	Profit and final dividend announced
7 June	Shares begin trading ex dividend
11 June	Record date for entitlement to final dividend
18 June	Annual report released and Notice of Meeting and Proxy Form mailed
2 July	Final dividend paid
18 July	Proxy returns close (10.00 am Sydney)
20 July	Annual general meeting
30 September	Half year end